Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 25th day of May, 2011, by and between Wizard World, Inc., a Delaware corporation with offices at 1350 Ave of the Americas, 2nd floor, New York, NY 10019 (the “Corporation”), and Gareb Shamus, an individual with an address c/o Wizard World, Inc., 1350 Ave of the Americas, 2nd floor, New York, NY 10019 (the “Executive”), under the following circumstances:

RECITALS:

A.          The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, the parties mutually agree as follows:

1.          Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.          Duties. The Executive shall serve as the Chief Executive Officer, with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the (Board of Directors (the “Board”). The Executive shall report directly to the Board of the Corporation. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs, charitable and professional activities such as holding non-executive Director-level position(s) with other firms shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below.

3.          Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three (3) years commencing on May 25, 2011 (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.          Compensation of Executive.

(a)          The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $140,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on a semi-annual basis and agrees to increase it by at least 10% per annum, but has no right to decrease the Base Salary.

(b)          In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive an annual bonus in an amount equal to one hundred percent (100%) of his then-current Base Salary (to be paid 50% in cash, and 50% in restricted stock) based upon the achievement of performance targets with respect to the Company’s business to be mutually agreed upon by the Executive and a majority of the Board (the “Bonus Target”); provided, however, that in the event that the business’s performance for any fiscal year is greater than seventy-five percent (75%) but less than one hundred percent (100%) of the applicable Bonus Target, the Executive shall be entitled to the percentage of the annual bonus determined by linear interpolation; provided further, however, that in the event the parties are unable to agree to a mutually acceptable Bonus Target at any time during the Term, the Executive shall receive a guaranteed annual bonus for any such fiscal year of not less than fifteen percent (15%) of the Base Salary. In his sole discretion, the Executive may elect to receive the entirety of such annual bonus in restricted stock at the basis determined by the Board in good faith. To date, Executive has accrued unpaid salary which the Company acknowledges as due, owing and payable to Executive.

(c)          The Corporation shall advance or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(d)          The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives (the “Benefit Plans”).

(e)          In addition to the Base Salary and the bonus compensation, the Executive shall receive stock options to purchase 150.000 shares of the Corporation’s common stock (“Common Stock”) for serving on the Board. The option agreement with respect to such options shall provide for such options to vest thirty-three percent (33%) on each anniversary of the Commencement Date and shall permit the Executive at least twelve (12) months after the Executive’s death or Total Disability (as defined in Section 5(a)(ii)) and at least three (3) months after the Executive’s termination of employment for any other reason to exercise such options.. Other than such restrictions on exercise, neither the options nor any shares of Common Stock obtained upon exercise thereof shall be subject to forfeiture or to the Company’s or other stockholders’ right to repurchase. The options shall fully vest upon the Executive’s termination pursuant to Sections 5(a)(i), 5(a)(ii), 5(a)(iii) (provided that the Corporation provided a Non-Renewal Notice) or 5(a)(v) or by the Corporation without “Cause” (as defined in Section 5(d)) or upon a Change in Control Transaction.

(f)          The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation. Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter. The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

5.          Termination.

(a)          This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)           upon the Executive’s death;

(ii)          upon the Executive’s “Total Disability” (as herein defined);

(iii)         upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv)         at the Executive’s option, upon ninety (90) days prior written notice to the Corporation;

(v)          at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(vi)         at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation.

(b)          For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable).

(c)          For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any material diminution in Executive’s authority, duties or responsibilities (unless the Executive has agreed to such diminution); (ii) a material change in the chain of reporting referenced in Section 2 (unless the Executive has agreed to such change); (iii) any material diminution in the Executive’s Base Salary (unless the Executive has agreed to such diminution); (iv) any material change in the geographic location at which the Executive must perform services to a location outside of New York City Metro Area without the Executive’s prior written consent; (or (v) any material violation by the Corporation of its obligations under this Agreement. Prior to the Executive terminating his employment with the Corporation for Good Reason, the Executive must provide written notice to the Corporation, within 90 days following the initial existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If the Corporation does not cure the conditions constituting Good Reason within sixty (60) days after receipt of written notice thereof from the Executive, then Executive’s employment shall be deemed terminated for Good Reason.

(d)          For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement or material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof (to the extent such breach is capable of being cured), or the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny or embezzlement resulting in material harm to the Corporation by the Executive.

6.          Effects of Termination

(a)          Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) six (6) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) continued provision for a period of twelve (12) months following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability.

(b)          Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c)          Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5 (a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) the greater of twelve (12) months’ Base Salary at the then current rate or the remainder of the Base Salary due under this Agreement, to be paid in equal semi-monthly or biweekly installments, less withholding of all applicable taxes, at such times he would have received them if there was no termination; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment. In addition, any options or restricted stock shall be immediately vested upon termination of Executive’s employment pursuant to Section 5(a)(v) or by the Corporation or without “Cause”.

(d)          Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes. Executive shall have any conversion rights available under the Corporation’s or Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e)          Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7.          Vacations. The Executive shall be entitled to a vacation of three (3) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to three (3) weeks’ vacation may carry over to the subsequent year.

8.          Covenant Not To Disclose, Compete or Solicit. Upon execution of this Employment Agreement, the Executive and the Corporation shall enter into that certain Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto in the form of Exhibit A.

9.          Miscellaneous.

(a)          Neither the Executive nor the Corporation may assign or delegate any of their rights under this Agreement without the express written consent of the other. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(b)          This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(c)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)          All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(e)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(f)          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

10.          Change of Control. Upon a Change of Control (as hereinafter defined), the Executive shall receive an amount equal to the same benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v). The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no Change of Control. Notwithstanding anything contained herein to the contrary, in the event a Change of Control occurs prior to the termination of the Executive’s employment pursuant to Section 5, the Executive shall not be entitled to any additional benefits that would have otherwise been payable upon termination of the Executive’s Employment referenced in pursuant to Section 5 (i.e., if the Executive is entitled to benefits upon a Change of Control, then the Executive will not be entitled to benefits again upon a termination of his employment). For purposes of this Agreement “Change of Control” means the occurrence of any of the following events:

(a)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the total voting power of the Corporation’s then outstanding voting securities or 50% or more of the fair market value of the Corporation;

(b)          Within a twelve month period, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power of the Corporation’s then outstanding voting securities;

(c)          Within a twelve month period, less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Corporation as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination; or

(d)          The Corporation has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Corporation.

Notwithstanding the preceding, the above-listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change of Control.

11.          Section 409A.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Corporation determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(b)          For purposes of this Section 12, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c)          To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)          To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Corporation, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Corporation shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)          The Corporation makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

[Signature Page to Follow]

CORPORATION:

Wizard World, Inc.

By:	/s/ Michael Mathews

Title:	Michael Mathews, Chairman

EXECUTIVE:

/s/ Gareb Shamus
Gareb Shamus

EXHIBIT A

Wizard World, Inc.

NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (“Agreement”) dated as of May 25, 2011 by and between Wizard World, Inc., a corporation with a principal place of business at 1350 Ave of the Americas, 2nd floor, New York, NY 10019 (“Employer”), and Gareb Shamus, an individual with an address c/o Wizard World, Inc., 1350 Ave of the Americas, 2nd floor, New York, NY 10019 (“Employee”).

WITNESSETH:

WHEREAS, the Employee has worked in the industry of the Employer for many years and has significant experience and contacts in the Employer’s field of business that would be beneficial for the Employer; and

WHEREAS, the Employee will be employed by the Employer commencing May 25, 2011 in connection with certain aspects of the development, implementation and/or marketing of certain products for Employer; and

WHEREAS, in connection with such employment, Employee may be given access to, generate, or otherwise come into contact with certain proprietary and/or confidential information of Employer or clients of Employer; and

WHEREAS, Employee and Employer desire to prevent the dissemination, unauthorized disclosure or misuse of such information; and

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.	Covenant Not to Solicit:

During the period commencing on the date hereof and ending upon the termination of the Employee’s employment by Employer for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of Employer to leave the employ of Employer, or solicit the business of any client or customer of Employer or any consultant to Employer.

2.	Covenant Not to Compete:

Except for Employee’s business activities with PGM Media LLC, during the period commencing on the date hereof, and ending upon the termination of the Employee’s employment for any reason, the Employee shall not, except as a passive investor in less than twenty percent (20%) of the equity securities of a publicly held company, engage in, or own or control an interest in, or act as principal, director or officer of, or consultant to, any firm or corporation (i) engaged in a venture or business substantially similar to that of the Employer or (ii) which is in direct or indirect competition with the Employer within the United States of America, its territories and possessions.

3.	Proprietary Information:

(a)          For purposes of this Agreement, “Proprietary Information” shall mean any information belonging to the business of Employer that has not previously been publicly released by duly authorized representatives of Employer and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas and confidential information belonging to Employer and Employer’s customers or clients. The Employee agrees to regard and preserve as confidential all Proprietary Information whether Employee has such Proprietary Information in Employee’s memory or in writing or other physical form.

(b)          The Employee will not, without written authority from Employer to do so, directly or indirectly, use any Proprietary Information for Employee’s benefit or purposes, nor disclose any Proprietary Information to others, either during the term of Employee’s employment by Employer or thereafter, except as required by the conditions of Employee’s employment by Employer.

(c)          Proprietary Information shall not include any information proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas, created or generated by the Employee for which the Employer has not been fully compensated.

(d)          No work or intellectual property created by the Employee shall be deemed work for hire and the Employer shall only have the rights to such work or intellectual property after fully compensating the Employee for such work or intellectual property

4.	Saving Provision:

The Employee expressly agrees that the covenants set forth in this Agreement are being given to Employer in connection with the employment of the Employee by Employer and that such covenants are intended to protect Employer against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

5.	Injunctive Relief:

The Employee acknowledges that disclosure of any Confidential Information or breach of any of the non-competitive covenants or agreements contained herein will give rise to irreparable injury to Employer or clients of Employer, inadequately compensable in damages. Accordingly, Employer or, where appropriate a client of Employer, may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Employee further acknowledges and agrees that in the event of the termination of employment with the Employer the Employee’s experience and capabilities are such that the Employee can obtain employment in business activities which are of a different or non-competing nature with his or her activities as an employee of Employer; and that the enforcement of a remedy hereunder by way of injunction shall not prevent the Employee from earning a reasonable livelihood. The Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content, and that the Employee will, promptly upon the request of Employer at any time, cause any subsequent employer to execute and deliver to Employer a confidentiality and non-disclosure agreement in substantially the form of Section 2 hereof and otherwise satisfactory to Employer.

6.	Enforceability:

The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise.

7.	Term:

This Agreement shall commence on the date hereof and shall terminate upon the termination of the Employee’s employment by the Employer for any reason.

8.	Governing Law:

The Agreement shall be construed in accordance with the laws of the State of New York and any dispute under this agreement will only be brought in the state and federal courts located in the County and State of York.

9.	General:

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both parties hereto. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to Employee at his residence address as the same appears on the books and records of Employer or to Employer at its principal office, attention of the President, or otherwise as directed by Employer, from time to time. Non-compliance with any one paragraph of this agreement shall not have an effect on the validity of any other part of this Agreement. The provisions of this Agreement relating to confidentiality or non-competition shall survive the termination of employment, however caused.

IN WITNESS WHEREOF, the undersigned have set their hands.

Wizard World, Inc.

By: Mike Mathews

Title: Chairman

Signature:	/s/ Mike Mathews

Gareb Shamus

Signature:	/s/ Gareb Shamus